As filed with the Securities and Exchange Commission on August 3, 2007

Registration No. 333-144520

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

INTELLON CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE	3674	59-2744155
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5100 West Silver Springs Boulevard

Ocala, Florida 34482

(352) 237-7416

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Charles E. Harris

Chief Executive Officer and Chairman of the Board of Directors

Intellon Corporation

5100 West Silver Springs Boulevard

Ocala, Florida 34482

(352) 237-7416

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Danaher, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 650 Page Mill Road Palo Alto, California 94304	Larissa M. Cochron, Esq. Vice President and General Counsel Intellon Corporation 5100 West Silver Springs Boulevard Ocala, Florida 34482 (352) 237-7416	Julie H. Jones, Esq. Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Telephone: (617) 951-7294 Facsimile: (617) 951-7050

Robert D. Sanchez, Esq.

John M. Pietras, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

1700 K Street, N.W., Fifth Floor

Washington, D.C. 20006

Telephone: (202) 973-8800

Facsimile: (202) 973-8899

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 is to file certain exhibits and to make certain changes to Part II of this Registration Statement. No changes have been made to the prospectus that forms Part I of this Registration Statement and, accordingly, such prospectus has been omitted.

PART II

Information not required in prospectus

ITEM	13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Intellon Corporation in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC Registration Fee, the NASD filing fee and The NASDAQ Global Market listing fee.

Amount to be Paid
Securities and Exchange Commission registration fee	$3,070
NASD filing fee	10,500
NASDAQ Global Market listing fee	100,000
Blue Sky fees and expenses	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*
Total	*

*	To be filed by amendment

ITEM	14. Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that: (i) to the extent that a former or present director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article Ninth of our amended and restated certificate of incorporation authorizes us to provide for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of our bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

Prior to the closing of this offering, we intend to enter into indemnification agreements with our directors, executive officers and others, in addition to indemnification provided for in the our bylaws, and to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

See also the undertakings set out in response to Item 17 herein.

ITEM	15. Recent Sales of Unregistered Securities

Since January 1, 2004, we have issued and sold the following unregistered securities as adjusted for the    -for-    stock split:

1. On April 25, 2007, we awarded 35,000 shares of our restricted common stock to R. Douglas Norby, one of our directors, pursuant to our Director Stock Plan.

2. On January 30, 2007, we awarded an aggregate of 280,206 shares of our restricted common stock to Rick E. Furtney, our President and Chief Operating Officer, pursuant to our 2000 Employee Incentive Plan.

3. On December 15, 2006, we issued and sold an aggregate of 13,449,899 shares of our Series C redeemable convertible preferred stock to a total of 27 accredited investors at a purchase price of $1.3383 per share, for an aggregate purchase price of $17.8 million, net of expenses.

4. On September 28, 2006, we awarded 1,425,000 shares of our restricted common stock to Charles E. Harris, our Chief Executive Officer and Chairman of the Board, pursuant to our 2000 Employee Incentive Plan.

5. On August 9, 2006, we awarded an aggregate of 2,301,628 shares of our restricted common stock to Rick E. Furtney, our President and Chief Operating Officer, pursuant to our 2000 Employee Incentive Plan.

6. On July 27, 2006, we awarded an aggregate of 35,000 shares of our restricted common stock to one of our employees pursuant to our 2000 Employee Incentive Plan.

7. On April 25, 2006, we awarded an aggregate of 30,000 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

8. On March 23, 2006, we awarded an aggregate of 90,000 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

9. On February 22, 2006, we awarded 1,500 shares of our restricted common stock to one of our employees pursuant to our 2000 Employee Incentive Plan.

10. On January 26, 2006, we awarded an aggregate of 95,500 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

11. On December 15, 2005, we awarded an aggregate of 74,000 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

12. On November 17, 2005, we awarded an aggregate of 1,131,800 shares of our restricted common stock to certain of our officers and employees pursuant to our 2000 Employee Incentive Plan.

13. On November 17, 2005, we awarded an aggregate of 1,430,000 shares of our restricted common stock to certain of our executive officers, which include Messrs. Harris, Earnshaw and Casby, pursuant to our 2000 Employee Incentive Plan.

14. On October 27, 2005, we awarded an aggregate of 130,000 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

15. On September 22, 2005, we awarded an aggregate of 185,000 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

16. On July 28, 2005, we awarded an aggregate of 165,000 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

17. On July 28, 2005, we issued a warrant to purchase 1,144,130 shares of our Series B redeemable convertible preferred stock with an aggregate exercise price of $937,500.12 to an accredited investor.

18. On June 10, 2005, we issued a warrant to purchase 610,203 shares of our Series B redeemable convertible preferred stock with an aggregate exercise price of $6,102.03 to an accredited investor.

19. On May 26, 2005, we awarded an aggregate of 55,000 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

20. On April 28, 2005, we awarded an aggregate of 85,000 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

21. On March 28, 2005, we awarded an aggregate of 36,000 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

22. Between March 15, 2005, and July 28, 2005, we issued and sold an aggregate of 29,855,475 shares of our Series B redeemable convertible preferred stock to a total of 26 accredited investors at a purchase price of $0.8194 per share, for an aggregate purchase price of $24,463,567.

23. On January, 27, 2005, we awarded an aggregate of 95,100 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

24. On December 15, 2004, we awarded an aggregate of 97,500 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

25. On October 21, 2004, we awarded 185,167 shares of our restricted common stock to one of our officers pursuant to our 2000 Employee Incentive Plan.

26. On October 21, 2004, we awarded 152,291 shares of our restricted common stock to William P. Casby, our Vice President-Sales, pursuant to our 2000 Employee Incentive Plan.

27. On September 23, 2004, we awarded an aggregate of 66,000 shares of our restricted common stock to certain of our officers and employees pursuant to our 2000 Employee Incentive Plan.

28. On September 23, 2004, we awarded 427,932 shares of our restricted common stock to William P. Casby, our Vice President-Sales, pursuant to our 2000 Employee Incentive Plan.

29. On June 24, 2004, we awarded an aggregate of 120,000 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

30. On April 20, 2004, we awarded an aggregate of 1,238,863 shares of our restricted common stock to certain of our officers and employees pursuant to our 2000 Employee Incentive Plan.

31. On April 20, 2004, we awarded 211,412 shares of our restricted common stock to Charles E. Harris, our Chief Executive Officer and Chairman of the Board, pursuant to our 2000 Employee Incentive Plan.

32. On April 6, 2004, we awarded an aggregate of 84,500 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

33. On February 19, 2004, we awarded 90,605 shares of our restricted common stock to Charles E. Harris, our Chief Executive Officer and Chairman of the Board, pursuant to our 2000 Employee Incentive Plan.

34. On January 29, 2004, we awarded an aggregate of 999,000 shares of our restricted common stock to certain of our employees pursuant to our 2000 Employee Incentive Plan.

35. On January 29, 2004, we issued 2,013,423 shares of our Series A-1 redeemable convertible preferred stock and 2,013,423 shares of our Series A-2 redeemable convertible preferred stock, with a combined fair market value of $1.5 million, as consideration for all of the intellectual property and certain other assets of Cogency Semiconductor, Inc., a Toronto, Canada based semiconductor company. On June 26, 2006, pursuant to our rights of first refusal, we repurchased from Cogency the Series A redeemable convertible preferred stock into which the Series A-1 redeemable convertible preferred stock and Series A-2 redeemable convertible preferred stock was converted.

36. From May 31, 2004, through May 31, 2007, we issued and sold an aggregate of 15,000 shares of common stock upon the exercise of options issued to one of our consultants under our 2000 Employee Incentive Plan at an exercise price of $0.01 per share, for an aggregate exercise price of $150.00.

The sales of the above securities were deemed to be exempt from registration under the Securities Act with respect to items 1, 2, 4-16, 19-21, 23-34 and 36 above in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701, and with respect to items 3, 17, 18, 22 and 35 above in reliance on Section 4(2) of the Securities Act. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

Since January 1, 2004, we have granted the following options to purchase common stock to our employees, directors and consultants under our 2000 Employee Incentive Plan.

1. On July 26, 2007, we granted stock options to certain of our employees covering an aggregate of 1,105,000 shares of our common stock at an exercise price of $1.75 per share, or an aggregate exercise price of $1,933,750.00.

2. On July 26, 2007, we granted stock options to Charles E. Harris, Rick E. Furtney and Brian T. McGee, three of our executive officers, covering an aggregate of 1,000,000 shares of our common stock at an exercise price of $1.75 per share, or an aggregate exercise price of $1,750,000.00.

3. On May 24, 2007, we granted stock options to certain of our employees covering an aggregate of 1,551,000 shares of our common stock at an exercise price of $1.47 per share, or an aggregate exercise price of $2,279,970.00.

4. On May 24, 2007, we granted stock options to William E. Earnshaw and William P. Casby, two of our executive officers, covering an aggregate of 550,000 shares of our common stock at an exercise price of $1.47 per share, or an aggregate exercise price of $808,500.00.

5. On April 25, 2007, we granted stock options to certain of our employees covering an aggregate of 140,000 shares of our common stock at an exercise price of $0.71 per share, or an aggregate exercise price of $99,400.00.

6. On February 22, 2007, we granted stock options to certain of our employees covering an aggregate of 107,500 shares of our common stock at an exercise price of $0.71 per share, or an aggregate exercise price of $76,325.00.

7. On January 30, 2007, we granted stock options to certain of our employees covering an aggregate of 295,500 shares of our common stock at an exercise price of $0.71 per share, or an aggregate exercise price of $209,805.00.

8. On January 30, 2007, we granted stock options to Brian T. McGee, our Chief Financial Officer, covering an aggregate of 1,107,105 shares of our common stock at an exercise price of $0.71 per share, or an aggregate exercise price of $786,044.55.

9. On October 26, 2006, we granted stock options to certain of our employees covering an aggregate of 30,000 shares of our common stock at an exercise price of $0.19 per share, or an aggregate exercise price of $5,700.00.

10. On September 28, 2006, we granted stock options to certain of our employees covering an aggregate of 165,000 shares of our common stock at an exercise price of $0.19 per share, or an aggregate exercise price of $31,350.00.

11. On July 27, 2006, we granted stock options to certain of our employees covering an aggregate of 167,500 shares of our common stock at an exercise price of $0.19 per share, or an aggregate exercise price of $31,825.00.

12. On July 29, 2004, we granted stock options to certain of our employees covering an aggregate of 15,000 shares of our common stock at an exercise price of $0.01 per share, or an aggregate exercise price of $150.00.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, in reliance on Rule 701 promulgated under Section 3(b) thereof, as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients either received adequate information about the registrant or had access, through their relationships with us, to such information.

ITEM	16. Exhibits and Financial Statement Schedules

(a) Exhibits.

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

(b) Financial Statement Schedule

All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM	17. Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ocala, Florida, on the 3rd day of August, 2007.

Intellon Corporation

By:	/s/ Charles E. Harris
Charles E. Harris Chief Executive Officer and Chairman of the Board

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles E. Harris and Brian T. McGee, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (including any registration statement filed by a corporation that is a successor to Intellon Corporation by merger) and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ CHARLES E. HARRIS Charles E. Harris	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	August 3, 2007

/s/ BRIAN T. MCGEE Brian T. McGee	Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2007

* Richard I. Goldstein	Director	August 3, 2007

* Robert C. Ketterson	Director	August 3, 2007

* R. Douglas Norby	Director	August 3, 2007

* Gary Rubinoff	Director	August 3, 2007

Signature	Title	Date

* Samuel H. Schwartz	Director	August 3, 2007

* Scott B. Ungerer	Director	August 3, 2007

* James E. Vander Mey	Director	August 3, 2007

*By:	/s/ CHARLES E. HARRIS
Charles E. Harris
Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement

3.1*	Amended and Restated Certificate of Incorporation currently in effect

3.2**	Bylaws, as amended, currently in effect

3.3*	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the closing of the offering)

3.4*	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the closing of the offering)

4.1*	Specimen Common Stock Certificate

4.2**	Second Amended and Restated Investors’ Rights Agreement, dated December 15, 2006

4.3†	Warrant to purchase 610,203 shares of Series B Preferred Stock, dated June 10, 2005

4.4†	Warrant to purchase 1,144,130 shares of Series B Preferred Stock, dated July 28, 2005

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**	Form of Indemnification Agreement for directors and executive officers

10.2*	2000 Employee Incentive Plan

10.3**	Forms of Stock Option Agreements under 2000 Employee Incentive Plan

10.4**	Form of Notice of Grant of Restricted Stock under 2000 Employee Incentive Plan

10.5**	Director Stock Plan

10.6**	Form of Restricted Stock Agreement under Director Stock Plan

10.7*	2007 Equity Incentive Plan

10.8*	Form of Notice of Grant of Stock Option under 2007 Equity Incentive Plan

10.9*	Form of Notice of Grant of Restricted Stock under 2007 Equity Incentive Plan

10.10*	Form of Notice of Grant of Restricted Stock Units under 2007 Equity Incentive Plan

10.11*	2007 Employee Stock Purchase Plan

10.12**	Business Lease Agreement between Intellon Corporation and E&E Investments, dated July 1, 2006

10.13**	Office Lease Agreement between Intellon Corporation and CA-The Concourse Limited Partnership, dated as of December 16, 2003, as amended

10.14**	Office Lease, as amended, among Intellon Corporation, Intellon Canada Inc. and Lead Sky Enterprises Ltd.

10.15**	Loan and Security Agreement between Intellon Corporation and Silicon Valley Bank

10.16*	Second Amended and Restated Employment Agreement between Intellon Corporation and Charles E. Harris, dated as of September 28, 2006

10.17*	Employment Agreement between Intellon Corporation and Rick E. Furtney, dated as of July 13, 2006

10.18**	Offer Letter Agreement between Intellon Corporation and Brian T. McGee, dated January 7, 2007

Exhibit Number	Description
10.19**	Offer Letter Agreement between Intellon Corporation and William E. Earnshaw, dated July 5, 1994

10.20**	Offer Letter Agreement between Intellon Corporation and William P. Casby, dated August 13, 2004

10.21**	Letter Agreement between Intellon Corporation and Bryan R. Carr, dated January 19, 2007

10.22*	Form of Severance Agreement

10.23†	Technology Collaboration and License Agreement, dated June 10, 2005

21.1**	List of Subsidiaries

23.1**	Consent of Independent Registered Public Accounting Firm

23.2*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1	Power of Attorney (included on page II-4)

*	To be filed by amendment
**	Previously filed
†	Confidential treatment requested